Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Investment Trust II
333-104292, 811-08333

A special meeting of the shareholders of the Innovation Fund, one of the series in Nuveen
Investment Trust II (the Trust) was held on July
16, 2003.

The purpose of the meeting was:

To approve an Agreement and Plan of
Reorganization (and the           related
transactions) pursuant to which the Innovation
Fund           would (i) transfer all of its assets to
the Nuveen Rittenhouse           Growth Fund (the
Rittenhouse Fund) in exchange solely for
Class A, B, C and R shares of beneficial interest
of the           Rittenhouse Fund and the
Rittenhouse Fund's assumption of the liabilities of
the Innovation Fund, (ii) distribute such shares
        of the Rittenhouse Fund to the holders of
shares of the           Innovation Fund and (iii) be
liquidated, dissolved and           terminated as a
series of the Trust in accordance with the
           Trusts Declaration of Trust.

The results of the shareholder vote are as follows:

Affirmative:  1,331,832.566
Against: 283,061.370
Abstain:  51,649.785

Proxy materials are herein incorporated by reference to the SEC filing on May 7, 2003, under Conformed Submission Type N-14AE/A, accession number 0000950137-03-002692.